Exhibit 10
Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the financial statements of JPF Variable Annuity Separate Account II dated March 23, 2001, and on the consolidated financial statements of Jefferson Pilot Financial Insurance Company and Subsidiaries dated February
5, 2001 Post-Effective Amendment No. 1 (Form N-4, No. 333-42742) under the Securities Act of 1933 and Amendment No. 11 (Form N-4, No. 811-8374) under the Investment Company Act of 1940 and related Statement of Additional Information of The Allegiance Variable Annuity issued by Jefferson Pilot Financial
Insurance Company.

/s/ Ernst & Young LLP

Greensboro, North Carolina
April 20, 2001